EXHIBIT 10.13
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is effective as of the day          of June, 2007, by and between Mike Bennof (“Employee”) and SXC Health Solutions, Inc. (collectively, the “Company”).
RECITALS
     A. The Company wishes to continue to employ Employee, and Employee wishes to continue to be employed by the Company, as its Executive Vice President, Healthcare Technology Solutions, and Employee desires to accept employment with the Company under the terms and conditions set forth in this Agreement.
     B. In order to induce the Employee to enter into this Agreement, and to incentivize and reward Employee’s continued effort, loyalty and commitment to the Company, concurrent with the execution and delivery of this Agreement the Company expresses its intention to grant to the Employee stock options to purchase 10,000 shares of Systems Xcellence Inc., the Company’s parent. These options are in addition to the 25,000 options committed to you in May 2007, for a total grant of 35,000 options.
     C. Employee acknowledges that as a member of the Company’s senior management team, Employee is one of the persons charged with responsibility for the implementation of the Company’s business plans, and that Employee is one of only a few Employees who will have regular access to confidential and/or proprietary information relating to the Company. Further, Employee acknowledges that Employee’s covenants to the Company hereinafter set forth are being made in partial consideration of the Company’s willingness to employ Employee under the terms and conditions set forth in this Agreement. As a condition of that employment, the Company requires that this Agreement be entered into pursuant to which Employee furnishes the Company with, among other things, certain covenants of Employee, including Employee’s covenant not to disclose the Company’s confidential and proprietary information and non-solicitation of employees and customers for a reasonable period of time. Employee acknowledges that Employee’s covenants to the Company hereinafter set forth are being made in partial consideration of the Company’s grant stock options to purchase shares of common stock of Systems Xcellence Inc.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT RELATIONSHIP
     1.1 Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ or continue to employ Employee to serve as Executive Vice President, Healthcare Technology Solutions, and Employee hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of Employee’s abilities in a diligent, trustworthy, businesslike and efficient manner.
     1.2 Duties. The Employee shall be the Company’s Executive Vice President, Healthcare Technology Solutions. Employee shall be responsible for oversight and profitability of all legacy business, U.S. and Canadian Public Sector business, and the Company’s consulting group and will perform other duties as assigned. Employee shall report to the Company’s President and Chief Operating Officer. Although Employee may choose not to relocate his principal residence in Lusby, Maryland, Employee shall perform his duties under this Agreement at the Company’s facilities in Lisle, Illinois or at any subsequent location of the Company’s primary administrative operations.
     1.3 Exclusive Employment. While employed by the Company hereunder, Employee covenants to the Company that he/she will devote his/her entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his/her good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Employee from spending such time as may be reasonably necessary to attend to Employee’s personal affairs and investments so long as such activities do not conflict or interfere with Employee’s obligations and/or timely performance of his/her duties to the Company.
     1.4 Employee Representations and Warranties as to Employability. Employee hereby represents and warrants to the Company that:
     (a) The execution, delivery and performance by Employee of this Agreement and any other agreements contemplated hereby to which Employee is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he/she is bound;
     (b) Employee is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity (or if a party to such an agreement, Employee has disclosed the material terms thereof to the Board prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to the Board);1
     (c) The Company has not requested, directly or indirectly, expressly or implicitly, that Employee use or disclose the trade secrets or other confidential information of any prior employer or other third party, and Employee warrants that he will not use or disclose such information;
     (d) Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms; and
     (e) Employee hereby acknowledges and represents that he/she has been given the opportunity to consult with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that he/she fully understands the terms and conditions contained herein.
ARTICLE II
PERIOD OF EMPLOYMENT
     2.1 Employment Period. Employee’s employment hereunder shall commence on the date this Agreement is executed and shall continue hereunder until the date fixed by the provisions of Section 2.2 hereof, subject to the early termination provisions of Article V hereof (the “Employment Period”).

     2.2 Initial Term of Employment Period and Extension Terms. The Employment Period shall initially continue for a term commencing on the date set forth in Section 2.1, above, and end on December 31, 2007 (the “Initial Term”). The Employment Period shall be automatically extended for successive one (1) calendar year periods following the expiration of the Initial Term (each period being hereinafter referred to as an “Extension Term”) upon the same terms and conditions provided for herein unless either party provides the other party with advance written notice of its or Employee’s intention not to extend the Employment Period; provided, however, that such notice must be delivered by the non-extending party to the other party not later than sixty (60) days prior to the expiration of the Initial Term or any Extension Term, as the case may be. If the Employment Period is not extended as a result of notice to Employee by the Company, and Employee’s employment with the Company terminates as a result thereof, then Employee’s termination shall be a treated as a Termination by the Company Without Cause.
ARTICLE III
COMPENSATION
     3.1 Annual Base Compensation. During the Employment Period the Company shall pay to Employee an annual base salary (the “Annual Base Compensation”) in the amount of Two Hundred Thirty Five and 00/100 Dollars ($235,000). The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s regular payroll practices, and shall be subject to all required federal, state and local withholding taxes. Employee’s Annual Base Compensation shall be reviewed annually by the Company’s Chairman and CEO and the SXC Compensation Committee.
     3.2 Employee Performance Bonus. In respect of each calendar year falling within the Employment Period, Employee shall be eligible to earn an incentive compensation bonus, depending upon the achievement of the Company’s and Employee’s performance objectives (the “Incentive Compensation Bonus”). The amount of the Incentive Compensation Bonus shall be targeted at sixty-five percent (65%) of the Employee’s Annual Base Compensation, with the specific percentage determined by the Company’s Board of Directors after the close of the Company’s fiscal year (December 31). The Incentive Compensation Bonus, if any, shall be paid to Employee at the same time other members of the Senior Employee Team are paid their respective incentive compensation bonuses. If the Executive’s employment terminates during the calendar year due to Termination without Cause (5 4.c) or Change of Control (5 4.d), the Executive shall receive a pro rata amount of the Incentive Compensation Bonus that Executive would have received if Executive remained employed throughout the calendar year. If Executive employment terminates during the calendar year for any other reason, then no Incentive Compensation Bonus shall be paid to Employee for the calendar year in which the termination occurred. To the extent practicable, the Company will notify Employee of Employee’s performance objectives for the year in January of that year.
     3.3 Expenses. During the Employment Period, Employee shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of Employee’s duties for the Company, including reasonable travel-related expenses, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.
     3.4 Vacation. Employee shall be entitled to accrue over the course of the calendar year twenty (20) days of paid vacation time, in accordance with the Company’s then current vacation policy; provided that unused vacation may be used by Employee in the following calendar year only in accordance with and as permitted by the Company’s then current vacation policies in effect from time to time. Nothing in this Agreement shall cause Employee to forfeit any accrued but unused paid vacation time Employee had prior to entering into this Agreement.

     3.5 Insurance. During the Employment Period Employee shall be eligible to participate in the Company’s insurance programs on terms and conditions no less favorable than those made available generally to other similarly situated employees, as such programs may be revised from time to time.
     3.6 Retirement Plan. After six (6) months of employment, Employee shall be eligible to participate in the Company’s deferred compensation plans, including its 401(k) plan.
     3.7 Grant of Stock Options
     a. Upon the commencement of the Initial Term, Employee shall be granted options (“Options”) to purchase 35,000 shares of common stock of Systems Xcellence Inc. The grants of Options provided by Section 3.7(a) are contingent upon approval by Systems Xcellence Inc.’s Board of Directors and shareholders. The Options shall be subject to the Company’s current Stock Option Plan. The options shall vest in one-fourth increments annually, commencing on the anniversary date of the grant.
     b. Except as otherwise provided in Section 5.2(e) of this Agreement, once vested, the Options shall have a five (5) year life.
     c. Upon a Change of Control (defined below), all of the Options shall vest.
     3.8 Stock Option Plan. Employee shall be permitted to participate in the Company’s Stock Option Plan in the same manner as the Company’s other Executive Vice Presidents, with future annual grants based on Employee’s performance as determined by the Company’s Chief Executive Officer.
     3.9 Other Fringe Benefits. During the Employment Period, Executive shall be entitled to receive such of the Company’s other fringe benefits as are being provided to other Executives of the Company on the Senior Executive Team.
     3.10 Vehicle Allowance. Executive shall receive a monthly payment of Five Hundred and 00/100 dollars ($500.00) for Executive’s use of a personal automobile for business use (“Vehicle Allowance”). The Vehicle Allowance shall be subject to all required federal, state, and local withholding.
ARTICLE IV
COVENANTS OF EMPLOYEE
     4.1 Covenants Regarding Developments. Employee agrees as follows with regard to any developments that relate to the Company’s business or Confidential and Proprietary Information (defined below), or that Employee conceives, makes, develops or acquires, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):
     (a) Employee shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Employee with respect thereto.

     (b) All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Employee has any rights thereto, Employee hereby assigns all such rights, title, and interest to the Company.
     (c) Upon request by the Company, Employee, at any time, whether during or after Employee’s employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary or desirable to: (i) vest the Company with full and exclusive right, title, and interest to such Developments, and (ii) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.
     (d) The foregoing provisions regarding assignments do not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Employee’s own time, unless the Developments: (i) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (ii) result from any work performed by Employee for the Company.
     4.2 Ownership and Covenant to Return Documents, etc. Employee agrees that all Company work product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to Employee by the Company or are prepared, compiled or otherwise acquired by Employee during the Employment Period, shall be the sole and exclusive property of the Company. Employee shall not, except for the use of the Company, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Employee agrees that Employee will deliver all of the aforementioned documents and objects that may be in Employee’s possession to the Company on the termination of Employee’s employment with the Company, or at any other time upon the Company’s request.
     4.3 Nondisclosure Covenant. Employee recognizes that by virtue of Employee’s employment with the Company, Employee will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information that is not known to its competitors or within the industry generally, that was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information (“Confidential and Proprietary Information”) includes, but is not limited to, the Company’s trade secrets; information relating to the Company’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service and product costs; pricing structures and incentive plans; vendors; financial position and business plans; computer programs and databases; research projects; new product and service developments; and any other information of the Company or any of its vendors or customers that the Company informs Employee, or which Employee should know by virtue of Employee’s position or the circumstances in which Employee learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Employee’s obligations under a statutory or common law obligation) or (ii) obtained by Employee from a third party subsequent to the termination of Employee’s employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a statutory or common law obligation). Employee agrees that during the Employment Period and at all times thereafter (a) Employee will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for Employee’s own purposes or the purposes of another, except as required in the course of Employee’s employment for the benefit of the Company or as required by law, and (b) Employee will take all reasonable measures, in accordance with the Company’s policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.
     4.4 Noninterference Covenant. Employee agrees that during the Employment Period and for the Restricted Period, Employee will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other Employee of the Company (who is employed by the Company at the end of the Employee’s employment with the Company) to leave the employ of the Company. “Restricted Period” means (i) the Employment Period and (ii) the two (2) year period following the termination of Employee’s employment.
     4.5 Covenant of Nonsolicitation of Customers. Employee acknowledges the Company’s legitimate interest in protecting its customers for a reasonable period of time following the termination of Employee’s employment. Accordingly, Employee agrees that during the Restricted Period, Employee will not: (a) directly or indirectly, solicit or accept business from, or provide products or services to, any Customer, where such business, products or services would be competitive with the Company’s business, products or services, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer or vendor of the Company or induce any such Customer or vendor to cease doing business with the Company. For purposes of this paragraph, the term “Customer” means (i) a customer of the Company to which Employee sold or provided the Company’s products or services at any time during the two (2) year period immediately preceding the termination of Employee’s employment, (ii) any entity for which Employee orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Company at any time during the two (2) year period immediately preceding the termination of Employee’s employment, or (iii) any entity as to which Employee acquired Confidential and Proprietary Information at any time during Employee’s employment with the Company.
     4.6. Remedies for Breach. Employee recognizes that the rights and privileges granted to Employee by this Agreement, and Employee’s corresponding covenants to the Company, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Employee might be entitled from the Company. Accordingly, Employee understands and agrees that the Company shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Employee also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.
ARTICLE V
TERMINATION
     5.1 Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate at the expiration of the Initial Term or any Extension Term upon notice as provided in Section 2.2, or prior to the expiration of the Initial Term or any Extension Term upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) Employee’s death; (b) Employee’s Total Disability; (c) Employee’s Resignation; (d) Termination by the Company for Cause; (e) Termination by the Company Without Cause; or (f) Termination Arising Out of a Change of Control.

     5.2 Rights Upon Occurrence of a Triggering Event. Subject to the provisions of Section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event prior to the expiration of the Initial Term or any Extension Term shall be as follows:
     (a) Death, Total Disability, Resignation, and Termination by the Company for Cause. If the Triggering Event was Employee’s Death, Total Disability (defined below), Resignation, or a Termination by the Company for Cause (defined below), then Employee shall be entitled to receive Employee’s Annual Base Compensation and accrued but unused vacation time through the date of the Triggering Event, and to continue to participate in the Company’s employee welfare plans and programs (including, without limitations, health insurance plans) through the date of the Triggering Event and, thereafter, only to the extent permitted under the terms of such plans and programs.
     (b) Termination by Company Without Cause. If the Triggering Event was a Termination by the Company Without Cause, then Employee shall be entitled to receive (i) Employee’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Employee’s Incentive Compensation Bonus, if any, pro rated to the Employee’s date of termination; and (iii) the Severance Benefit. “Severance Benefit” means a payment equal to the Employee’s Annual Base Compensation as of the date of termination, payable in twenty-four (24) semi-monthly payments, less required tax withholding, commencing six (6) months from the date Employee’s employment with the Company terminated. Employee’s entitlement to the benefits provided in subsections 5.2(b)(ii) and (iii) are contingent on Employee signing a Separation Agreement and General Release provided by the Company.
     (c) Termination Arising Out of a Change of Control. If the Triggering Event was a Termination Arising Out of a Change of Control (defined below), then Employee shall be entitled to receive (i) Employee’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of a Employee’s Incentive Compensation Bonus, if any, pro rated to Employee’s date of termination; and (iii) the Change of Control Severance Benefit. Employee’s entitlement to the benefits provided in subsections 5.2(c)(ii) and (iii) is contingent on Employee signing a Separation Agreement and General Release provided by the Company within a reasonable period of time following the date the Separation Agreement and General Release is provided to Employee. “Change of Control Severance Benefit” means a lump-sum payment, less required tax withholding, equal to two times the Employee’s Annual Base Compensation at the time of termination, plus the average of the previous two Incentive Compensation payments. The Change of Control Severance Benefit shall be paid six (6) months from the date Employee’s employment with the Company terminated. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payments and rights provided under this Agreement would cause Employee to be subject to excise tax under Section 280G or Section 4999 of the Internal Revenue Code, or the corresponding section(s) of any future federal tax law, then the amount of the payments shall be reduced to the extent necessary to avoid imposition of any such excise tax. All determinations of the amount of the reduction shall be made by the Company’s tax counsel, and the cost of making such determination shall be paid by the Company.
     (d) Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Employee’s rights to salary, Employee benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Employee owes the Company against any amounts it owes Employee under this Agreement.
     (e) Treatment of Options. Employee may be required to exercise any vested options within ninety (90) days from date of the termination of his employment.
     5.3 Survival of Certain Obligations. The provisions of Articles IV, and VI shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Initial Term or any Extension Term.
     5.4 Definitions. For purposes of Article V, the following definitions apply:
     (a) “Resignation” means a voluntary termination of Employee’s employment with the Company, including Employee’s declining of continued employment in the same or comparable position with the Company following a Change of Control.
     (b) “Termination by the Company for Cause” means termination by the Company of Employee’s employment for:
     (i) The failure of Employee to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Employee within thirty (30) days after receipt of written notice thereof given by the Company;
     (ii) A conviction of Employee by a court of competent jurisdiction of a felony;
     (iii) The refusal, failure or neglect of Employee to perform his duties under his employment agreement in a manner that is materially detrimental to the business or reputation of the Company unless remedied by Employee within thirty (30) days after receipt of written notice thereof given by the Company;
     (iv) The engagement by the Employee in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of SXC; or
     (v) The pursuit by Employee of interests that are materially adverse to SXC unless remedied by Employee within thirty (30) days after receipt of written notice thereof given by the Company;
     (c) “Termination by the Company Without Cause” means a termination of Employee’s employment by the Company which is not a Termination by the Company for Cause, provided that the termination of the Employment Period on account of the failure of the Company to extend the Employment Period in accordance with the provisions of Section 2.2 hereof shall constitute a Termination by the Company Without Cause.

     (d) A “Termination Arising Out of a Change of Control” means, following a Change of Control (defined below), Employee is not offered or retained in his current or a comparable position. A “Change of Control” shall be defined under this Agreement to mean any of the following occurrences:
     (i) Any person, other than Systems Xcellence Inc. or an employee benefit plan of Systems Xcellence Inc. or the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of Systems Xcellence Inc. and becomes, immediately after and as a result of such acquisition, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of Systems Xcellence Inc.;
     (ii) The shareholders of Systems Xcellence Inc. approve a merger, and such merger is completed, consolidation, recapitalization, or reorganization of Systems Xcellence Inc. or the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after, and as a result of such transaction, being Beneficially Owned by at least 75% of the holders of outstanding voting securities of Systems Xcellence Inc. immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
     (iii) The shareholders of Systems Xcellence Inc. approve a plan of complete liquidation of Systems Xcellence Inc. or the Company or an agreement for the sale or disposition by Systems Xcellence Inc. of all or a substantial portion of assets (i.e., 50% or more) of the total assets of Systems Xcellence Inc. or the Company.
     (e) “Total Disability” means Employee’s inability, because of illness, injury or other physical or mental incapacity, to perform Employee’s duties hereunder (as determined by the Board in good faith) for a continuous period of one hundred eighty (180) consecutive days, or for a total of one hundred eighty (180) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such one hundred eighty (180) day or three hundred sixty (360) day period, as applicable.
ARTICLE VI
GENERAL
     6.1 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Employee may become a resident of a different state.
     6.2 Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee and Employee’s executors, administrators, personal representatives and heirs.
     6.3 Assignment. Employee expressly agrees for Employee and on behalf of Employee’s executors, administrators and heirs, that this Agreement and Employee’s obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee, Employee’s executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder. This Agreement shall be assignable and transferable by the Company (but the Company shall not be required to assign or transfer this Agreement) to any successor in interest without the consent of Employee.
     6.4 Complete Understanding. This Agreement constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of Employee by the Company, including without limitation any prior compensation plans or compensation agreements entered into between Employee and the Company.
     6.5 Tax Provisions.
     (a) Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of section 409 A of Internal Revenue Code of 1986 (the “Code”), so as to prevent the inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Employee. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of Employee under Code section 409A(a)(l) shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment may be retroactive to the extent permitted by Code section 409A and may be made by Company without the consent of Employee). In particular, to the extent Employee becomes entitled to receive a payment or a benefit upon an event that does not constitute a permitted distribution event under Code section 409A(a)(2), then notwithstanding anything to the contrary in this Agreement, such payment or benefit will be made or provided to Employee on the earlier of (i) Employee’s “separation from service” with Company (determined in accordance with Code section 409 A); provided however, that if Employee is a “specified Employee” (within the meaning of Code section 409A), Employee’s date of payment shall be made on the date which is 6 months after the date of Employee’s separation of service with Company or (ii) Employee’s death. Any reference in this Agreement to Code section 409A shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
     (b) Compliance With Section 162(m) of the Code. Notwithstanding anything herein to the contrary, if the Company reasonably anticipates that the deduction of any payment to Employee hereunder will be limited or eliminated by the application of Code section 162(m), which generally limits the deduction of compensation paid by public corporations in excess of $1 million annually to certain executives, such payment shall be delayed until the earliest date at which the Company reasonably anticipates that the deduction of the payment would not be limited or eliminated by the application of Code section 162(m) or the calendar year during which the Employee’s employment with the Company terminates.
     6.6 Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

     6.7 Waiver. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by Employee of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.
     6.8 Venue, Jurisdiction, Etc. Employee hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Eighteenth Judicial Circuit, DuPage County, State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, Eastern Division, and in either case Employee hereby submits to the jurisdiction of each such court. Employee hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any right of removal, any claim that Employee is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Employee consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Employee at Employee’s address listed in the business records of the Company. Employee and the Company do each hereby waive any right to trial by jury that Employee or it may have concerning any matter relating to this Agreement.
     6.9 Indemnification of Employee. Employee is hereby entitled to indemnification for Employee’s acts or omissions in Employee’s capacity as an Employee or officer of the Company to the same extent as the Company’s other senior Employees and in the manner provided by the Company’s bylaws.
     6.10 Directors and Officers Liability Insurance. The Company shall maintain adequate Directors and Officers liability insurance coverage, which shall include Executive in Executive’s capacity as an Officer. The adequacy of the Directors and Officers liability insurance coverage shall be determined annually by the Board of Directors at its reasonable discretion.
     6.11 Severability. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.
     6.12 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
     6.13 Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested to the recipient at the address indicated below or otherwise subsequently provided by one party to the other party:
Notices to Employee:
Mike Bennof
12877 Bay Drive
Lusby, Maryland 20657
Notices to Company:

SXC Health Solutions, Inc.
Attn: Chief Executive Officer
2441 Warrenville Road Suite 610
Lisle, IL 60532-3642
With Copies to:
Larry Zanger, Esq.
Holland & Knight LLP
131 South Dearborn, 30th Floor
Chicago, Illinois 60603
     6.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

COMPANY:			EMPLOYEE:
SXC HEALTH SOLUTIONS, INC.

By:	/s/ Jeffrey Park		/s/ Mike Bennof

	Its:	CFO	Mike Bennof